As filed with the Securities and Exchange Commission on November 18, 2015

Registration No. 333-191845

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIGMA-ALDRICH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	43-1050617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3050 Spruce Street

St. Louis, Missouri 63103

(314) 771-5765

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David P. Hutchinson

Vice President, General Counsel and Secretary

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, Missouri 63103

(314) 771-5765

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Hilary Foulkes

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

+44 20-7519-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to Registration Statement No. 333-191845 on Form S-3 (the “Registration Statement”) of Sigma-Aldrich Corporation, a Delaware corporation (the “Company”), registering an indeterminate amount of debt securities, shares of common stock, warrants to purchase common stock, debt securities and any other securities of the Company covered by the registration statement, contracts for the purchase and sale of debt securities, common stock and warrants, and certain units of the Company, which was filed by the Company with the Securities and Exchange Commission on October 22, 2013.

On September 22, 2015, pursuant to that certain Agreement and Plan of Merger, dated September 22, 2014 (the “Merger Agreement”), by and among Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Parent”), Mario II Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

This post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of the post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Billerica, State of Massachusetts, on this 18th day of November, 2015.

Sigma-Aldrich Corporation

By:	/s/ Udit Batra
Udit Batra
Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title

/s/ Udit Batra Udit Batra	Director and Chief Executive Officer

/s/ Gerhard Schmitz Gerhard Schmitz	Director

/s/ David P. Hitchinson David P. Hutchinson	Director